Exhibit 99.1

Clarient Announces Changes to Board of Directors

ALISO VIEJO, Calif., July 20, 2006/PRNewswire-FirstCall/ — Clarient, Inc. (Nasdaq: CLRT), a technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced the appointment of Dr. Dennis Morgan Smith Jr., M.D. as member of the Board and James A. Datin to Chairman of the Board of Directors.  These changes were effected at the Board of Directors Meeting on Tuesday, July 18, 2006.

Dr. Smith possesses over 25 years of experience in healthcare management, outreach laboratory, pathology, laboratory medicine, and blood banking. He is a board-certified clinical and anatomic pathologist and transfusion medicine specialist.

Dr. Smith’s professional career includes serving on the executive management team and Board of Directors of AmeriPath, Inc. While at AmeriPath, Dr. Smith’s positions included Chief Medical Officer, Executive Vice-President of Genomic Strategies, and Executive Director of AmeriPath’s Center for Advanced Diagnostics.

Dr. Smith has also previously held board seats at Immucor, Inc., the American Association of Blood Banks where he served as President, and the National Blood Foundation where he served as Chairman. In the 1980’s, Dr. Smith was Executive Head and Director of Blood Services for the American Red Cross in Nashville, Assistant Professor of Pathology at Vanderbilt, and Director of Laboratories and Chairman of the Department of Pathology at Memorial Hospital, Jacksonville, Florida, where he co-founded Memorial Laboratories, a successful outreach reference laboratory.

Mr. Datin, Clarient’s new Chairman of the Board, is the Executive Vice President and Managing Director of Life Sciences at Safeguard and also serves on the board of IntraLinks, Inc.  He has more than 20 years of senior management experience for leading pharmaceutical, medical device, life sciences, diagnostics, and software companies.

Previous to Mr. Datin, the position of Chairman of the Board was occupied by Mr. Michael Cola who served in that role from June 2003 through June 2006.

About Clarient Inc.

Clarient (www.clarientinc.com) combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The company was formed in 1996 to develop and market the ACIS(R) Automated Cellular Imaging System, an important advance in slide-based testing. The rise of individualized medicine as the new direction in oncology led the company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to  the Company’s ability to regain compliance with the Nasdaq minimum bid price requirement and to maintain compliance with other Nasdaq continued listing criteria, the potential delisting from the Nasdaq Capital Market  and other  risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:

Charlene Lu

Clarient, Inc.

(203) 682 8268

charlene.lu@icrinc.com